Exhibit 99.1


     Chemed Corporation Announces Extension of Offer to Exchange
                   Its 8 3/4% Senior Notes Due 2011

    CINCINNATI--(BUSINESS WIRE)--July 2, 2004--Chemed Corporation ("Chemed") (NYSE:CHE) today announced that it has extended its offer (the "Exchange Offer") to exchange its 8 3/4% Senior Notes Due 2011 (the "New Notes"), which have been registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), for any and for all of its outstanding 8 3/4% Senior Notes Due 2011 (the "Old Notes").
    The Exchange Offer, previously scheduled to expire at 5:00 p.m., New York City time, on July 1, 2004, will expire at 5:00 p.m., New York City time, on July 9, 2004, unless further extended. All other terms and conditions of the Exchange Offer remain the same.
    As of 5:00 p.m., New York City time, on July 1, 2004, approximately $139.2 million (out of $150.0 million) in aggregate principal amount of the Old Notes had been tendered in exchange for the like principal amount of New Notes. The extension is intended to allow additional time for the holders of the remaining outstanding Old Notes to tender in exchange for the New Notes. As a result of the extension, tenders of the Old Notes, received to date, may continue to be withdrawn at any time on or prior to the new expiration date. There can be no assurance that Chemed will further extend the Exchange Offer.
    The Old Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release is not an offer of the Old Notes or the New Notes for sale or a solicitation of an offer to purchase the Old Notes or the New Notes. The Exchange Offer is subject to all the terms and conditions set forth in the Prospectus dated June 3, 2004, previously distributed to holders of the Old Notes.
    Listed on the New York Stock Exchange and headquartered in Cincinnati, Ohio, Chemed Corporation (www.chemed.com) is the nation's largest provider of end-of-life hospice care services through its VITAS Healthcare Corporation subsidiary. Chemed also maintains a presence in the residential and commercial repair-and-maintenance industry through two subsidiaries. Roto-Rooter is North America's largest provider of plumbing and drain cleaning services. Service America Network Inc. provides major-appliance and heating/air-conditioning repair, maintenance, and replacement services.
    Statements in this press release or in other Chemed communications may relate to future events or Chemed's future performance. Such statements are forward-looking statements and are based on present information Chemed has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to inherent risk that actual results may differ materially from such forward-looking statements. Further, investors are cautioned that Chemed does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.

    CONTACT: Chemed Corporation
             David P. Williams, 513-762-6901